Exhibit 99.1

U.S. Physical Therapy Reports First Quarter 2013 Results

Announces Acquisition, Quarterly Dividend, and Earnings Guidance

HOUSTON--(BUSINESS WIRE)--May 9, 2013--U.S. Physical Therapy, Inc. (NYSE: USPH), a national operator of outpatient physical therapy clinics, today reported results for the first quarter ended March 31, 2013.

U.S. Physical Therapy’s net income for the three months ended March 31, 2013 was $3.7 million compared to $4.5 million for the three months ended March 31, 2012. Diluted earnings per share were $0.31 for the 2013 period versus $0.38 for the 2012 period. As per the Company’s March 7, 2013, press release, although patient referrals in the first quarter were as planned, the volume of patient visits was significantly impacted by severe weather and the flu, particularly in January and February in the East and Midwest. In the latter part of February and throughout March, as the weather improved, the average number of patient visits per clinic per day rebounded.

First Quarter 2013 compared to First Quarter 2012

  Net revenues increased slightly from $62,582,000 in the first quarter of 2012 to $63,098,000 in the first quarter of 2013, primarily due to an increase in the average net patient revenue per visit to $106.43 from $104.55 in the comparable 2012 period. As described above, due to severe weather and flu, total patient visits declined slightly to 578,000 for the 2013 period as compared to 579,000 for the 2012 period.

  Total clinic operating costs were $48,440,000, or 76.8% of net revenues, in the first quarter of 2013, as compared to $46,449,000, or 74.2% of net revenues, in the 2012 period. The increase was primarily attributable to $2,819,000 in operating costs of new clinics opened or acquired in the past 12 months offset by a reduction in operating costs of $828,000 for those clinics opened or acquired prior to the past 12 months. Clinic salaries and related costs were 54.5% of net revenues in the recent quarter versus 52.4% in the 2012 period. Rent, clinic supplies, contract labor and other costs as a percentage of net revenues were 20.5% for the recent quarter versus 19.9% in the 2012 period. The provision for doubtful accounts as a percentage of net revenues was 1.7% for the 2013 period versus 1.8% in the 2012 period.
  Corporate office costs were $6,507,000 in the first quarter of 2013 as compared to $6,262,000 in the 2012 first quarter. Corporate office cost was 10.3% of net revenues in the 2013 period versus 10.0% in 2012.
  Operating income for the first quarter of 2013 was $8,151,000 compared to $9,871,000 in the 2012 first quarter.
  Interest expense was $135,000 in the first quarter of 2013 versus $162,000 in the first quarter of 2012.
  Net income attributable to non-controlling interests was $1,888,000 in the recent quarter as compared to $2,334,000 in the year earlier period.
  The provision for income taxes as a percentage of income before taxes less net income attributable to non-controlling interests was 39.3% in both periods.
  Net income for the three months ended March 31, 2013 was $3.7 million compared to $4.5 million for the three months ended March 31, 2012. Diluted earnings per share were $0.31 for the 2013 period versus $0.38 for the 2012 period.
  Same store revenues for de novo and acquired clinics open for one year or more remained relatively flat. While the net rate per visit increased 1.4%, visits for de novo and acquired clinics open for one year or more decreased by 1.7%. Same store revenues and visits were adjusted to reflect the same number of days in each period as the 2013 quarter included 63 days of operations while the 2012 quarter included 64 days. Patient visits for the first quarter of 2013 would have been higher were it not for the effects of severe weather and the flu.

Larry McAfee, Chief Financial Officer, noted, “Because of the multiple storm systems that battered the East and Midwest earlier this year and a worse than normal flu season patient volumes were off in January and February. The Company’s average patient visits per day per clinic improved from 20.1 in January to 22.1 in March. With the increased patient volume, monthly earnings rose from approximately 7 cents per share in January to about 14 cents in March.”

Chris Reading, Chief Executive Officer, said, “After a rough start, thanks to the focused efforts of our partners and our dedicated team, the Company’s operations improved significantly by the end of the quarter. Additionally, we have been able to complete two nice acquisitions so far in 2013 and expect a continued active development program the balance of the year.”

Second Physical Therapy Group Acquisition of 2013

On April 30, 2013, the Company acquired a 50% interest in a five clinic physical therapy practice. The group sees more than 35,000 patient visits per year with annual revenue of approximately $4.2 million.

U.S. Physical Therapy Declares Quarterly Dividend

The second quarterly dividend of 2013 for $.10 per share will be paid on June 7 to shareholders of record as of May 17.

Management Earnings Guidance

U.S. Physical Therapy’s management expects the Company’s earnings for the year 2013 to be in the range of $18.1 million to $18.8 million in net income and $1.51 to $1.56 in diluted earnings per share. This guidance range represents projected earnings from existing operations and excludes future potential acquisitions. The Company does not provide quarterly earnings guidance. The annual guidance figures will not be updated unless there is a material development that causes management to believe that earnings will be significantly outside the given range.

First Quarter 2013 Conference Call

U.S. Physical Therapy's management will host a conference call at 10:30 a.m. Eastern Time, 9:30 a.m. Central Time, on Thursday, May 9, 2013 to discuss the Company’s Quarter Ended March 31, 2013 results. Interested parties may participate in the call by dialing 1-888-335-5539 or 973-582-2857 and enter reservation number 31738362 approximately 10 minutes before the call is scheduled to begin. To listen to the live call via web-cast, go to the Company's website at www.usph.com at least 15 minutes early to register, download and install any necessary audio software. The conference call will be archived and can be accessed until July 9, 2013.

Forward-Looking Statements

This press release contains statements that are considered to be forward-looking within the meaning under Section 21E of the Securities Exchange Act of 1934. These statements contain forward-looking information relating to the financial condition, results of operations, plans, objectives, future performance and business of our Company. These statements (often using words such as “believes”, “expects”, “intends”, “plans”, “appear”, “should” and similar words) involve risks and uncertainties that could cause actual results to differ materially from those we project. Included among such statements are those relating to new clinics, availability of personnel and the reimbursement environment. The forward-looking statements are based on our current views and assumptions and actual results could differ materially from those anticipated in such forward-looking statements as a result of certain risks, uncertainties, and factors, which include, but are not limited to:

  changes in Medicare guidelines and reimbursement or failure of our clinics to maintain their Medicare certification status;
  revenue and earnings expectations;
  general economic conditions;
  business and regulatory conditions including federal and state regulations;
  changes as the result of government enacted national healthcare reform;
  availability and cost of qualified physical and occupational therapists;
  personnel productivity;
  competitive, economic or reimbursement conditions in our markets which may require us to reorganize or close certain clinics and thereby incur losses and/or closure costs including the possible write-down or write-off of goodwill and other intangible assets;
  changes in reimbursement rates or payment methods from third party payors including government agencies and deductibles and co-pays owed by patients;
  maintaining adequate internal controls;
  availability, terms, and use of capital;
  acquisitions, purchase of non controlling interests (minority interests) and the successful integration of the operations of the acquired businesses; and
  weather and other seasonal factors.

Many factors are beyond our control. Given these uncertainties, you should not place undue reliance on our forward-looking statements. Please see our periodic reports filed with the Securities and Exchange Commission (the "SEC") for more information on these factors. Our forward-looking statements represent our estimates and assumptions only as of the date of this press release. Except as required by law, we are under no obligation to update any forward-looking statement, regardless of the reason the statement is no longer accurate.

About U.S. Physical Therapy, Inc.

Founded in 1990, U.S. Physical Therapy, Inc. operates 446 clinics in 43 states. The Company's clinics provide preventative and post-operative care for a variety of orthopedic-related disorders and sports-related injuries, non-surgical treatment of osteoarthritis, treatment for neurologically-related injuries and rehabilitation of injured workers. In addition to owning and operating clinics, the Company manages 17 physical therapy facilities for third parties, including hospitals and physician groups.

More information about U.S. Physical Therapy, Inc. is available at www.usph.com. The information included on that website is not incorporated into this press release.

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF NET INCOME
(unaudited)

	Three Months Ended March 31,
	2013	2012
	(In thousands, except per share data)

Net patient revenues	$61,505	$60,499
Other revenues	1,593	2,083
Net revenues	63,098	62,582

Clinic operating costs:
Salaries and related costs	34,415	32,799
Rent, clinic supplies, contract labor and other	12,918	12,484
Provision for doubtful accounts	1,089	1,117
Closure costs	18	49
Total clinic operating costs	48,440	46,449

Gross margin	14,658	16,133

Corporate office costs	6,507	6,262

Operating income	8,151	9,871

Interest and other income, net	2	2
Interest expense	(135)	(162)

Income from operations	8,018	9,711
Provision for income taxes	2,409	2,899

Net income including noncontrolling interests	5,609	6,812
Less: net income attributable to noncontrolling interests	(1,888)	(2,334)
Net income attributable to common shareholders	$3,721	$4,478

Earnings per share attributable to common shareholders:
Basic	$0.31	$0.38
Diluted	$0.31	$0.38

Shares used in computation:
Basic	11,955	11,726
Diluted	11,979	11,838

Dividends declared per common share	$0.10	$0.09

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(unaudited)
	(In thousands, except per share data)
ASSETS

Current assets:
Cash and cash equivalents	$10,284	$11,671
Patient accounts receivable, less allowance for doubtful
accounts of $1,521 and $1,595, respectively	28,969	25,973
Accounts receivable - other, less allowance for doubtful
accounts of $412 and $514, respectively	1,607	1,703
Other current assets	3,862	5,975
Total current assets	44,722	45,322

Fixed assets:
Furniture and equipment	36,960	36,316
Leasehold improvements	21,353	20,858
	58,313	57,174
Less accumulated depreciation and amortization	44,922	44,158
	13,391	13,016
Goodwill	103,581	100,188
Other intangible assets, net	14,230	12,146
Other assets	953	1,042
	$176,877	$171,714

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable - trade	$1,585	$1,732
Accrued expenses	11,661	14,116
Current portion of notes payable	659	459
Total current liabilities	13,905	16,307
Notes payable	325	175
Revolving line of credit	20,400	17,400
Deferred rent	950	894
Other long-term liabilities	1,617	2,279
Total liabilities	37,197	37,055

Commitments and contingencies

Shareholders' equity:
U.S. Physical Therapy, Inc. shareholders' equity:
Preferred stock, $.01 par value, 500,000 shares authorized,
no shares issued and outstanding	-	-
Common stock, $.01 par value, 20,000,000 shares authorized,
14,283,625 and 14,129,651 shares issued, respectively	142	141
Additional paid-in capital	37,871	37,489
Retained earnings	113,835	111,321
Treasury stock at cost, 2,214,737 shares	(31,628)	(31,628)
Total U.S. Physical Therapy, Inc. shareholders' equity	120,220	117,323
Noncontrolling interests	19,460	17,336
Total equity	139,680	134,659
	$176,877	$171,714

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31,
	2013	2012
	(In thousands)
OPERATING ACTIVITIES
Net income including noncontrolling interests	$5,609	$6,812
Adjustments to reconcile net income including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,352	1,334
Provision for doubtful accounts	1,089	1,117
Equity-based awards compensation expense	639	547
Loss on sale of business and fixed assets	14	58
Deferred income tax	(219)	1,610
Other	33	-
Changes in operating assets and liabilities:
Increase in patient accounts receivable	(3,429)	(2,179)
Decrease (increase) in accounts receivable - other	74	(426)
Decrease in other assets	2,095	38
Decrease in accounts payable and accrued expenses	(2,460)	(3,728)
Increase (decrease) in other liabilities	56	(12)
Net cash provided by operating activities	4,853	5,171

INVESTING ACTIVITIES
Purchase of fixed assets	(1,270)	(896)
Purchase of businesses, net of cash acquired	(4,215)	(1,090)
Acquisitions of noncontrolling interests	(956)	(565)
Proceeds on sale of business and fixed assets, net	14	6
Net cash used in investing activities	(6,427)	(2,545)

FINANCING ACTIVITIES
Distributions to noncontrolling interests	(1,594)	(1,919)
Cash dividends to shareholders	(1,207)	(1,058)
Proceeds from revolving line of credit	30,600	8,400
Payments on revolving line of credit	(27,600)	(7,700)
Payment of notes payable	(50)	-
Tax benefit from stock options exercised	33	58
Other	5	50
Net cash provided by (used in) financing activities	187	(2,169)

Net (decrease) increase in cash and cash equivalents	(1,387)	457
Cash and cash equivalents - beginning of period	11,671	9,983
Cash and cash equivalents - end of period	$10,284	$10,440

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$177	$576
Interest	$119	$283
Non-cash investing and financing transactions during the period:
Purchase of business - seller financing portion	$400	$100

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
DETAIL OF GROSS MARGIN
(IN THOUSANDS)
(unaudited)

	Three Months Ended March 31,
	2013	2012

Gross margin - physical therapy services	$14,851	$15,966
Gross margin - physician services	(193)	167
Gross margin	$14,658	$16,133

U.S. PHYSICAL THERAPY, INC. AND SUBSIDIARIES
RECAP OF CLINIC COUNT

Number
of
Date	Clinics

December 31, 2010	392

March 31, 2011	397
June 30, 2011	398
September 30, 2011	420
December 31, 2011	416

March 31, 2012	414
June 30, 2012	419
September 30, 2012	423
December 31, 2012	431

March 31, 2013	441

CONTACT:
U.S. Physical Therapy, Inc.
Larry McAfee, (713) 297-7000
Chief Financial Officer
or
Chris Reading, (713) 297-7000
Chief Executive Officer
or
The Ruth Group
Stephanie Carrington, (646) 536-7017